Insider Trading Policy
1.August 2023 Update
Now that Better (as defined in the Policy below) is a publicly traded company, we have updated our Insider Trading Policy (“Policy”) accordingly. Those changes can be found in the Policy below, but the key points are as follows:
1.No Insider (as defined in the Policy below) may buy or sell Better securities at any time when they have material non-public information (“MNPI”) relating to Better, or during any Blackout Period (as defined in the Policy below).
2.For certain Better employees, there will be opportunities to trade Better securities based on the opening of certain fixed trading windows.
3.No Insider may buy or sell securities of another company when they have MNPI about that company, including, without limitation, any company that Better conducts business with, such as partners, customers, vendors, or any counterparty that is an investor in or creditor to Better. Insiders with this type of MNPI will be subject to the Prohibited Names List (as defined in the Policy below).
1.Policy
In the course of performing duties for Better Home & Finance Holding Company, its subsidiaries, and affiliates (collectively, “Better,” the “Company,” “we” or “us” or “our”), you may receive confidential information regarding the performance, growth, projections, and plans of Better or of other companies. This Policy seeks to explain some of your obligations to the Company and under the law, to prevent actual (or even the appearance of) insider trading, and to protect our reputation for integrity and ethical conduct.
All employees of Better are expected to respect the confidentiality of information learned about Better, whether through internal channels or otherwise. Transacting in the securities of Better while in possession of MNPI can put Better’s employees and Better at risk of legal action, including penalties that may include imprisonment, criminal fines, civil penalties and civil enforcement injunctions.
In addition, all employees of Better are expected to respect the confidentiality of information provided to us by our partners and counterparties. In the case of a commercial partner or other third party or investor, transacting in stocks or other securities of those companies while in possession of MNPI can also put Better’s employees and Better at risk of legal action, including the same criminal and civil penalties described above.
Trading on MNPI, or helping others to trade on MNPI via tipping or otherwise, is considered insider trading by the Securities and Exchange Commission (“SEC”) and the Department of Justice. A firm or individual does not need to be a securities firm or in the securities industry to be subject to legal action.
In addition, gifts of Better securities are subject to the restrictions of this Policy.
1.Persons Subject to this Policy
As used in this Policy, “Insiders” of the Company are defined as (a) employees, managers, corporate officers, and members of Better’s Board of Director (the “Board”); and (b) household and immediate family members of those listed in (a) above.
The Company also may determine that other persons should be subject to this Policy, as Insiders or otherwise, such as consultants, sales agents or other partners who may, in the course of their work with the Company, receive access to MNPI.
1.Material Nonpublic Information (MNPI)
To break down the term “Material Nonpublic Information,” information is “Nonpublic” if it has not been previously disclosed to the general public through a press release or securities filing and is otherwise not available to the general public.

“Material” information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to a type of security (such as common stock, preferred stock, options, warrants, and derivative securities). Common, but by no means exclusive, examples of what may involve “material” information include:
1.Financial performance, especially quarter and fiscal-year results
2.Financial forecasts and projections, especially earnings estimates or financial models
3.Changes in previously disclosed financial information, including in particular the specific effect of macroeconomic conditions or interest rates on our business
4.Mergers, acquisitions, tender offers, or other types of strategic transactions
5.Key engineering and product development milestones or issues
6.Important developments impacting current or potential partnerships
7.Partnerships that are being considered, developed or evaluated
8.Regulatory and licensing setbacks, potential lawsuits, disputes or complaints
9.Significant changes in underwriting criteria from key investors
10.Important changes in our capital markets network
11.Changes in leadership personnel
12.Proposed issuances of new securities
13.Stock repurchase programs
14.Major litigation
15.Significant increases or declines in backlog orders or the award of a significant contract, order, supplier, customer, or financing source
16.Significant new products to be introduced and significant discoveries
17.Extraordinary borrowings or changes to liquidity outlook; changes to credit ratings
18.Purchase or sale of substantial assets
19.Governmental investigations, criminal actions, or indictments and any collateral consequences, including potential debarment from government contracts
20.Significant cybersecurity or data incident that has not yet been made public
21.Approvals or denials of requests for regulatory approval or other regulatory action by government agencies
22.Dividend changes
23.Declarations of stock splits and stock dividends
24.Other information, as periodically identified by the Company’s Disclosure Committee

It is difficult to provide a precise definition of material information, since there are many gray areas and varying circumstances. Remember, anyone who is reviewing your securities transactions will be doing so after the fact, with the benefit of hindsight. As such, before engaging in any transaction, you should carefully consider how others might view the transaction and the information you possess in deciding to enter into the transaction.
1.Potential Criminal and/or Civil Liability and/or Disciplinary Action
The items set forth in this Policy are to be viewed as guidelines, not as comprehensive coverage of all potential instances. Appropriate judgment should be exercised by each individual in connection with the purchase or sale of securities.
Penalties for trading on or communicating MNPI can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include imprisonment, criminal fines, civil penalties and civil enforcement injunctions. Employees who violate the insider trading policy may be subject to disciplinary action by the Company, including immediate termination of employment.
1.Requirements Applicable to All Insiders
1.No Insider may buy or sell Better’s securities at any time when they have MNPI relating to the Company.
2.No Insider may buy or sell securities of another company at any time when they have MNPI about that company, including, without limitation, any company that we conduct business with, such as customers, vendors or suppliers, or any counterparty that is an investor in or creditor to Better.
3.No Insider may disclose MNPI to third parties or to any other person, including family members, or make recommendations or express opinions on the basis of MNPI with regard to trading securities.
4.Insiders must not discuss MNPI with anyone, even those within Better, who does not need to know the information for their business function.
5.No Insider may buy or sell the securities of Better during any Blackout Period that applies to them.
1.Insiders who are also subject to the Prohibited Names List (as defined in the Policy below) must comply with the directives of the Legal and/or Compliance team(s) with respect to the Prohibited Names List.

1.What to do if you think you may have MNPI of Better
You must not engage in trading transactions in Better’s securities while in possession of MNPI. If a concern or question—relating to things such as your status within Better, the timing of a Blackout Period, whether you are subject to restrictions on the securities included on the Prohibited Names List—should arise, please send an email to: Trading_Questions at Better. However, under the law, the ultimate responsibility for determining whether an individual who engages in a securities transaction is in possession of MNPI rests with that individual; Better will not provide you legal advice in this respect.
1.Prohibited Names List
In the ordinary course of Better’s business, certain employees are expected to learn MNPI regarding third parties, including Better’s partners and counterparties. Accordingly, the Legal team may add such third-parties to an internal “prohibited names” list (the “Prohibited Names List”), which contains the names of companies whose securities may not be traded by certain Insiders for a period of time. The Legal team will determine which Insiders or groups of Insiders are subject to the trading ban for that particular company, and notify those Insiders accordingly. This ban applies to all securities and derivatives of that single company name for as long as the Insider’s name appears on the Prohibited Names List.
Should you be subject to the Prohibited Names List, the restriction is not that you may never trade these securities, but that you can only trade them once any MNPI you have becomes public or stale. Under no circumstances may any individual ever trade while in possession of MNPI on any company affiliated with Better. If you still have MNPI after a public filing, you may not trade. The Prohibited Names List will be reviewed from time to time by the Legal team for any updates, which will be communicated to Better executives and senior employees.
1.Blackout Periods
A blackout period (“Blackout Period” or “Blackout”) is when Insiders are prohibited entering into securities transactions involving Better securities, including gifts. The Company’s scheduled earnings Blackout Periods commence March 1, June 1, September 1 and December 1 of each year. The earnings Blackout Periods end following the first full trading day after the release by the Company of its next Form 10-Q or Form 10-K, unless the end date of the Blackout Period is in the middle of another Blackout Period. The Company’s General Counsel may from time to modify Blackout Periods without notice.
In addition to scheduled Blackout Periods that apply to all Insiders, the Legal and/or Compliance team(s) may issue instructions from time to time advising Insiders or other personnel that they may not buy or sell Better securities for certain periods, or that Better securities may not be traded without prior approval. Such an unscheduled Blackout Period may be imposed in connection with a potential acquisition, a financial analyst conference, an anticipated positive or negative earnings surprise or other material development. Due to the confidential nature of the events that may trigger such unscheduled Blackout Periods, the Legal and/or Compliance team(s) may find it necessary to inform affected individuals of an unscheduled Blackout Period without disclosing the reason. If you are made aware of such an unscheduled Blackout Period, you are not to disclose its existence to anyone else in the Company. Should the Company not inform you of an unscheduled Blackout Period, but you are in possession of MNPI, it is still your obligation not to trade.
If you are subject to a Blackout Period, you may not trade in any Better securities until notified that the Blackout Period has ended, or until you receive clearance from the Legal team. To be clear, however, trading in the Company’s securities outside a Blackout Period (i.e., during a Trading Window, as described below) should not be considered a “safe harbor,” and all Insiders subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing MNPI concerning the Company should not engage in any transactions in the Company’s securities.
Transactions in your 401(k) or employee stock purchase plan are, for Blackout Period purposes, no different than transactions for your own account. No changes may be made which affect a Better investment during the Blackout Periods.
Gifts of Better securities are, for Blackout Period purposes, no different than trading, purchases or sales of Better securities.
1.Trading Windows
Insiders may only trade Better securities during the periods when a Blackout Period is not in effect (the “Trading Windows”). For example, subject to any unscheduled Blackout Period, scheduled Trading Windows would open on the second trading day after the release by the Company of its Form 10-Q or Form 10 and end after close of the market on February 28, May 31, August 31 and November 30. During Trading Windows, if you are in possession of any MNPI, you should not trade in Better securities until the information has been made publicly available or is no longer material. Executives and senior employees are especially likely to regularly receive nonpublic information regarding Company operations, and limiting their trading to the Trading Windows helps ensure that trading is not based on material information that is not available to the public.
Any and all Trading Windows can be closed or extended at any time, at the sole discretion of the Company.
1.Pre-clearance of Trades in Better Securities
Insiders must obtain clearance from the Legal team before engaging in any transaction involving Better securities, including, but not limited to, purchases, sales, and gifts. Pre-clearance is not required for purchases and sales of securities under a Rule 10b5-1 plan that has been previously approved by the Legal team (as described below).
In the case of pre-clearance requests relating to Better securities or securities of third-parties on the Prohibited Names List, the Legal team is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this Policy. The fact that a particular individual or transaction has been denied should be treated as confidential information and should not be disclosed to any person unless authorized by the Legal team.
If a request for clearance is approved, that Insider will have three business days to complete the transaction unless informed otherwise by the Legal team. Under no circumstance may a person trade while in possession of MNPI, even if cleared. If a person becomes aware of MNPI after receiving clearance, but before the trade has been executed, they must not complete the transaction.
Approval of any particular transaction under this procedure does not insulate you from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of MNPI rests with that individual.
1. 10b5-1 Plans
SEC Rule 10b5-1(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling Insiders to plan ahead without fear that they might become exposed to MNPI that will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the Insider was not in possession of MNPI, trades executed as specified by the plan do not violate the securities laws or this Policy even if the Insider is in possession of MNPI at the time the trade is executed. Trades executed as specified by the plan are not subject to the pre-clearance requirement.
As required by SEC Rule 10b5-1(c), an executive officer or director may enter into a trading plan only when he or she is not in possession of MNPI. In addition, a trading plan may not be entered into during a Blackout Period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.
Any member of the Board; executive officer of the Company; or senior leaders of the Company (as determined by level), who wishes to implement a trading plan under SEC Rule 10b5-1(c) must first pre-clear the plan with the Legal team by following the procedure established by the Legal team. The procedure includes all of the following:
You must have in place a binding written, irrevocable and unalterable contract acceptable to Better to purchase or sell the security, which contract must include instructions to another person to execute the trade for your account and otherwise comply with Rule 10b5-1(c). Once entered into, the binding written and irrevocable contract may not be modified in any manner, except as permitted by Rule 10b5-1 outside of a Blackout Period or otherwise as permitted after consultation with the Legal team. In other words, once you decide to put in place the structure to buy or sell the Better securities at certain future dates, you may not be able to later change your mind, even in an emergency.
The contract must:
1.expressly specify the amount, price, and date of the transaction;

1.provide a written formula or algorithm, or computer program, for determining amounts, prices, and dates; and

1.not permit you to exercise any subsequent influence over how, when, or whether to effect purchases or sales.
If you are a member of the Board or an officer of Better under Section 16 of the Exchange Act (“Section 16 Insider”) at the time of the plan’s adoption, you must complete a written certification stating that (i) you are not aware of any material non-public information and (ii) you are adopting the plan in good faith and not as part of a plan or scheme to evade Section 10(b) of the Exchange Act or SEC Rule 10b-5.
You must ensure that the purchase or sale under the plan is done under the plan and after the required “cooling off period”.
A purchase or sale is not done under the contract if, among other things, you altered or deviated from the contract or entered into or altered a corresponding or hedging transaction or position with respect to those securities.
The length of the “cooling off” period depends on whether you are a Section 16 Insider. If you are:
1.a Section 16 Insider, the cooling off period ends on the later of (i) ninety (90) days after the plan’s adoption and (ii) the earlier of (x) two (2) business days after the release of financial results on Form 10-Q or Form 10-K for the quarter in which the plan was adopted and (y) 120 days after the plan’s adoption.

1.an Insider that is not an Section 16 Insider, the cooling off period ends thirty (30) days after the plan’s adoption.
Any changes to an existing plan, including changes made outside of a Blackout Period, may require a new cooling off period. You should consult with your personal legal advisors prior to making any changes in your trading plan to determine whether a new cooling off period will be required, and with the Legal team as required by this Policy.
Insiders may not have more than one (1) structured trading plan in place at any one time, subject to certain limited exceptions set forth in Rule 10b5-1(c) and applicable SEC guidance. You should consult with your personal legal advisor to determine whether you may qualify for such exceptions. Insiders may not have any overlapping plans, except for those expressly permitted as set forth in Rule 10b5-1(c).
In any event, the trading strategy described above may be available only if the contract was entered into in good faith and not as part of a scheme to evade the prohibitions of applicable SEC and other laws and regulations or this Policy, and you continue to act in good faith with respect to the plan after its adoption.
For further details about rules and guidelines concerning the foregoing securities trading method, please contact the Legal team.
1.MNPI of One of Better’s Partners or Counterparties
Depending on your particular role at Better—and particularly if you routinely interact with Better’s partners or counterparties—you may become aware of MNPI about one of Better’s partners or counterparties. As described above, the Company shall maintain a Prohibited Names List (see Section VIII.a) of Better’s partners and counterparties whose securities may not be traded by certain Insiders for a period of time. More generally, you are prohibited from buying or selling the securities of any other company while in possession of MNPI with respect to such company, and for so long as the company is on the Prohibited Names List. This Policy applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the MNPI was obtained.
Even the discussion of potential MNPI with a third-party, or between employees, may put the companies at risk of legal action, including penalties that may include imprisonment, criminal fines, civil penalties and civil enforcement injunctions. To limit the liability to yourself and Better, any MNPI that you obtain from a third party must be “contained” to those who need to know for business reasons.

If you have questions about whether you have come into contact with the MNPI of one of Better’s partners or counterparties, please contact a member of the Legal team or send an email to: Trading Questions at Better
1.Reports of Unauthorized Trading or Disclosure
If you have supervisory authority over any personnel, you must immediately report to the Legal team or Trading_Questions at Better either any trading in our securities by our personnel or any disclosure of MNPI by our personnel in either case which you have reason to believe may violate this Policy or applicable securities laws. Because the SEC can seek civil penalties against the Company, our directors, and supervisory personnel for failing to take appropriate steps to prevent illegal trading, the Legal team or Trading_Questions at Better should be made aware of any suspected violations as soon as possible. Any exceptions to this Policy must be reviewed and approved by the General Counsel or a designated attorney on the Legal team.
1.Hedging or Monetization Transactions
You may not engage in hedging or monetization transactions of any type involving Better securities. Examples of such prohibited transactions include the use of collars, forward sale contracts, equity swaps, and exchange funds. Such transactions may allow an employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of Better and its shareholders may be misaligned, hence the reason for this prohibition.
1.Annual Certification
Each employee is required to review and electronically acknowledge this Policy annually. Although this certification is only required once per year, compliance with this Policy is an ongoing requirement for all employees.
Any employee who is subject to the Prohibited Names List for MNPI must also submit a signed attestation of their current holdings in any company on the Prohibited Names List as part of their certification. The Company may require additional certification for certain individuals from time to time, at the Company’s sole discretion.
Employees are also required to complete Insider Trading Prevention training at least once a year, but possibly more frequently as directed by management.
1.Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after an Insider has resigned or terminated his or her position. If the person who resigns or separates from the Company is in possession of MNPI at that time, he or she may not trade in Company securities until that information has become public or is no longer material.
1.Inquiries
Any question about this Policy should be directed to a member of the Legal team or send an email to: Trading_Questions at Better.